Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of operations and other data give effect to:

•	the merger of Blue Merger Sub, Inc., a North Carolina corporation (“Merger Sub”) and a wholly owned subsidiary of Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), with and into BNC Bancorp, a North Carolina corporation (“BNC”), with BNC remaining as the surviving entity and becoming a wholly owned subsidiary of Pinnacle (the “merger”), which will be followed as soon as reasonably practicable by the merger of BNC with and into Pinnacle, with Pinnacle remaining as the surviving entity, in each case pursuant to the terms of the Agreement and Plan of Merger (the “merger agreement”) entered into on January 22, 2017 by and among Pinnacle, BNC and Merger Sub;

•	the sale by Pinnacle on January 27, 2017 of 3,220,000 shares of its common stock in a registered public offering and Pinnacle’s receipt of $191.2 million in estimated net proceeds, after deducting underwriting discounts and commissions and the estimated offering expenses payable by Pinnacle; and

•	the issuance of an estimated approximately 27.6 million shares of Pinnacle common stock to the shareholders of BNC in connection with the merger,

as if, in the case of the balance sheet data, the merger and the issuance of the shares of Pinnacle common stock in the offering occurred as of December 31, 2016 and, in the case of the statement of operations data, those transactions occurred as of January 1, 2016.

The unaudited pro forma condensed combined statement of earnings and other data for 2016 combines the historical consolidated results of operations of Pinnacle with the historical consolidated results of operations of BNC for such period giving effect to the transactions described above as if those transactions had been completed as of January 1, 2016. The unaudited pro forma condensed combined balance sheet data as of December 31, 2016 combines the historical consolidated balance sheet of Pinnacle as of that date with the historical consolidated balance sheet of BNC as of that date and gives effect to the transactions described above as if those transactions had been completed as of that date. Pinnacle will account for the merger under the purchase method of accounting.

The pro forma financial data appearing below is presented for illustrative purposes only, is based upon a number of assumptions and estimates and is subject to uncertainties, and that data does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described above in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that the combined company may achieve in the future.

The pro forma condensed combined financial data appearing below also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial data is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The unaudited pro forma condensed combined statement of operations data appearing below does not give pro forma effect to the following for any period prior to the applicable date the transaction was consummated:

•	Pinnacle and Pinnacle Bank’s subsequent investment in Bankers Healthcare Group, LLC which was consummated on March 1, 2016;

•	Pinnacle’s acquisition of Avenue Financial Holdings, Inc., which was consummated on July 1, 2016;

•	BNC’s acquisition of Southcoast Financial Corporation, which was consummated on June 17, 2016;

•	BNC’s acquisition of High Point Bank Corporation, which was consummated on November 1, 2016; or

•	Pinnacle’s issuance in a private placement of $120.0 million of subordinated notes due 2026 on November 16, 2016 and the use of approximately $57.0 million of the net proceeds from that offering to repay borrowings outstanding at that date under Pinnacle’s line of credit.

The pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Pinnacle’s audited consolidated financial statements and the notes thereto, in each case as included in Pinnacle’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2016, which was filed with the Securities and Exchange Commission on February 27, 2017, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of BNC and the notes thereto included in BNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 27, 2017.

As noted above, the merger will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the following pro forma financial statements is preliminary and is subject to adjustment upon receipt of, among other things, appraisals of some of the assets and liabilities of BNC.

	Pinnacle 12/31/2016	BNC 12/31/2016	Stock Issuance	Notes	BNC Pro Forma Adjustments	Notes	Total Pro Forma Adjustments	Notes	Pro Forma 12/31/2016
Assets:
Cash and cash equivalents	$183,645	$260,182	$191,194	AA	$(43,611)	A	$147,583	AA, A	$591,410
Investment securities
Held to maturity	25,251	317,662			(2,757)	B	(2,757)	B	340,156
Available for sale	1,298,546	579,124							1,877,670
Loans, net of unearned income	8,449,925	5,455,710			(81,967)	C	(81,967)	C	13,823,668
Allowance for loan losses	(58,980)	(37,501)			37,501	D	37,501	D	(58,980)

Loans, net	8,390,945	5,418,209			(44,466)		(44,466)		13,764,688
Premises and equipment	88,904	166,496							255,400
Goodwill	551,594	234,769			889,845	E	889,845	E	1,676,208
Core Deposit and Other Intangibles	15,104	25,911			36,083	F	36,083	F	77,098
Other assets	640,634	399,338			22,269	G	22,269	G	1,062,241

Total assets	$11,194,623	$7,401,691	$191,194		857,363		$1,048,557		$19,644,871

Liabilities and Shareholders’ Equity:
Deposits and securities sold under agreements to repurchase	$8,845,014	$6,153,681							$14,998,695
Advances from Federal Home Loan Bank	406,304	164,226			(858)	H	(858)	H	569,672
Subordinated debt and other borrowings	350,768	135,022			(8,549)	I	(8,549)	I	477,241
Accrued expenses and other liabilities	95,840	46,880			30,126	J	30,126	J	172,846

Total liabilities	9,697,926	6,499,809			20,719		20,719		16,218,454

Shareholders’ equity
Common stock and additional paid in capital	1,129,850	743,442	191,194	BB	995,084	K	1,186,278	BB,K	3,059,570
Retained earnings	381,073	156,602			(156,602)	L	(156,602)	L	381,073
Accumulated other comprehensive income	(14,226)	1,838			(1,838)	M	(1,838)	M	(14,226)

Total shareholders’ equity	$1,496,697	901,882	191,194		836,644		1,027,837		3,426,417

Total liabilities and shareholders’ equity	$11,194,623	$7,401,691	$191,194		$857,363		$1,048,557		$19,644,871

	Pinnacle 12/31/2016	BNC 12/31/2016	Stock Issuance	Notes	BNC Pro Forma Adjustments 12/31/2016	Notes	Pro forma 12/31/2016
Statement of Operations Data:
Interest Income	363,609	$249,185			$12,918	N	$625,712
Interest Expense	38,615	36,021			238	O	74,874

Net interest income	324,994	213,164			12,680		550,838
Provision for loan losses	18,328	4,665					22,993

Net interest income after provision for loan losses	306,666	208,499			12,680		527,845
Noninterest income	121,003	38,484					159,487
Noninterest expense	232,004	152,211					384,215
Amortization on intangible assets	4,281	4,915			5,942	P	15,138

Income before income taxes	191,384	89,857			6,738		287,979
Income taxes	64,159	26,944			2,643	Q	93,746

Net income	$127,225	$62,913			$4,095		$194,233

Per Share Data:
Earnings per share of common stock
Basic	$2.96	$1.40					$2.63
Diluted	$2.91	$1.39					$2.61
Weighted average common shares outstanding
Basic	43,037,083	45,095,976	3,220,000	CC	27,607,040	R	73,864,123
Diluted	43,731,992	45,184,911	3,220,000	CC	27,607,040	R	74,559,032

Note 1—Basis of presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Pinnacle treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of BNC, as of the effective date of the merger, will be recorded by Pinnacle at their respective fair values and the excess of the merger consideration over the fair value of BNC’s net assets will be allocated to goodwill.

The merger, which is currently expected to be completed in the third quarter of 2017, provides for BNC common shareholders to receive 0.5235 shares of Pinnacle common stock (the “merger consideration”) for each share of BNC common stock they hold immediately prior to the effective time of the merger. Based on the closing sale price of shares of Pinnacle common stock on the Nasdaq Global Select Market (the “NASDAQ”) on January 20, 2017 of $63.30, the last trading day before the public announcement of the signing of the merger agreement, the value of the merger consideration per share of BNC common stock was $33.14. Based on the average closing trading price of shares of Pinnacle common stock on the NASDAQ over the twenty trading days ended January 20, 2017, the value of the merger consideration per share of BNC common stock was $35.70.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) BNC’s balance sheet through the effective time of the merger; (ii) the aggregate value of merger consideration paid if the price of shares of Pinnacle common stock varies from the assumed $63.30 per share, which represents the closing share price of Pinnacle common stock on January 20, 2017; (iii) total merger-related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Pinnacle and BNC are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. The fair values are estimated as of December 31, 2016. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $62.0 million are included in the pro forma adjustments separate from goodwill and amortized using the sum-of-the-years-digits method over ten years. Actual amortization will be recorded on an accelerated basis which reflects the anticipated life of the underlying assets. Goodwill totaling $1.1 billion is included in the pro forma adjustments and is not subject to amortization. The purchase price is contingent on Pinnacle’s price per common share at the closing date of the merger, which has not yet occurred. A 10% increase or decrease in Pinnacle’s closing sale price per share of common stock on January 20, 2017 of $63.30 would result in a corresponding goodwill adjustment of approximately $248.6 million.

The preliminary purchase price allocation is as follows:

in thousands except per share amounts
Pro Forma Purchase Price (1)
Estimated BNC shares outstanding (includes restricted stock awards and any restricted stock units that will vest upon change in control)	52,736
Exchange ratio to Pinnacle shares	0.5235
Pinnacle shares to issue	27,607
Issuance price	$63.30
Value of Pinnacle common stock issued	1,747,525
Number of BNC stock options outstanding as of February 15, 2017	56
Weighted average exercise price	$9.75
Fair value of each option	$34.82
Fair value of acquired options	$1,412
Total estimated consideration to be paid		$1,747,937

BNC Net Assets Estimated at Fair Value
Assets acquired:
Cash and short-term investments		226,982
Securities investments		894,029
Loans and leases		5,373,743
Other intangible assets		61,994
Other assets		421,607

Total assets acquired		7,144,851
Liabilities assumed:
Deposits		6,153,681
Advances from the FHLB		163,368
Subordinated debt and other borrowings		126,473
Accrued expenses and other liabilities		77,006

Total liabilities assumed		6,520,528

Net assets acquired		624,323

Preliminary pro forma goodwill		$1,124,614

(1)	Totals may not add up due to rounding.

Note 3—Pro forma adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a blended statutory effective tax rate of 39.23% to account for both federal and state tax obligations to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

AA	Adjustments to cash and cash equivalents to reflect net proceeds of $191.2 million from Pinnacle’s common stock offering closed on January 27, 2017, after deducting underwriting discounts and commissions and the estimated expenses payable by Pinnacle in connection with the offering.

BB	Adjustments to Pinnacle common stock and additional paid in capital to record 3,220,000 shares of Pinnacle common stock issued on January 27, 2017.

CC	Adjustments to weighted-average shares of Pinnacle common stock outstanding to record 3,220,000 shares of Pinnacle common stock issued on January 27, 2017.

A	Adjustments to cash and short-term investments to reflect assumed estimated pre-tax merger- and integration-related costs of $33.2 million, cash paid to redeem outstanding BNC common stock options of $1.4 million, and estimated fees paid to Pinnacle’s financial advisors related to the merger. See Note 4.

B	Adjustment to securities classified as held-to-maturity to reflect estimated fair value of acquired investment securities as of December 31, 2016.

C	Adjustment to loans to reflect incremental net estimated fair value adjustments, which include lifetime credit loss expectations, current interest rates and liquidity, to acquired loans.

D	Elimination of BNC’s existing allowance for loan losses. Purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.

E	Adjustments to goodwill to eliminate BNC goodwill of $234.8 million at merger date and record estimated goodwill associated with the merger of $1.1 billion.

F	Adjustments to other intangible assets to eliminate BNC’s other intangible assets of $25.9 million and record an estimated core deposit intangible asset associated with the merger of $62.0 million.

G	Adjustment to deferred tax assets to reflect the effects of the fair value acquisition accounting adjustments and contractually obligated merger costs.

H.	Adjustment to debt to reflect estimated fair value of $858,000 of FHLB advances of BNC outstanding as of December 31, 2016.

I	Adjustment to debt to reflect estimated fair value of $8.5 million of long term debt of BNC outstanding as of December 31, 2016.

J	Adjustment to accrued expenses and other liabilities to reflect the effects of the fair value acquisition accounting adjustments and estimated merger- and integration-related costs of $30.1 million. See Note 4.

K	Adjustment to remove BNC common stock and additional paid in capital and to record the issuance in connection with the merger of 27,607,040 shares of Pinnacle common stock to BNC common shareholders of $27.6 million par value and additional paid in capital of $1.7 billion.

L	Adjustment to eliminate BNC retained earnings.

M	Adjustments to eliminate remaining BNC accumulated other comprehensive income balances of $1.8 million.

N	Net adjustments to interest income of $12.9 million for the year ended December 31, 2016 to eliminate BNC amortization of premiums and accretion of discounts on previously acquired loans and securities and record estimated amortization of premiums and accretion of discounts on acquired loans and held-to-maturity securities.

O	Reflects incremental interest expense of $238,000 for the year ended December 31, 2016, related to the fair value adjustments on the FHLB advances, trust preferred securities and subordinated debt issuances of BNC acquired by Pinnacle.

P	Net adjustments to noninterest expense of $5.9 million for the year ended December 31, 2016 to eliminate BNC amortization expense on other intangible assets and record estimated amortization of acquired other intangible assets. See Note 2 for additional information regarding Pinnacle’s amortization of acquired other intangible assets.

Q	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state tax rate of 39.23%.

R	Adjustments to weighted-average shares of BNC common stock outstanding to eliminate weighted-average shares of BNC common stock outstanding and record 27,607,040 shares of Pinnacle common stock issued in connection with the merger calculated using the 0.5235 exchange ratio.

Note 4—Merger integration costs

Merger- and integration-related costs are not included in the pro forma condensed combined statements of income since they will be recorded in the combined results of income as they are incurred prior to, or after completion of, the merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented. Merger- and integration-related costs expected to be incurred resulting from the merger include financial, legal and advisory fees, software termination expenses and lease termination expenses, and are estimated to be $100.1 million pretax; $63.3 million of which is estimated to be incurred at the closing of the merger by BNC. The $63.3 million of merger- and integration-related charges are reflected in the pro forma adjustments to the pro forma condensed combined balance sheet as a $33.2 million reduction to cash and a $30.1 million increase to accrued expenses and other liabilities. The balance of $36.8 million of merger- and integration-related charges are expected to be incurred after completion of the merger. None of these estimated merger- and integration-related charges had been incurred as of December 31, 2016.